Exhibit 10.19

FIRST AMENDMENT TO SINGLE-TENANT LEASE

This FIRST AMENDMENT TO SINGLE-TENANT LEASE ("Amendment") dated for reference purposes only as of December 10, 2013, is entered into by and between GCCFC 2007-GG9 DIAMOND OFFICE LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), successor-in-interest to La Palma Flex, L.P. ("Original Landlord"), and A.J.OSTER WEST, LLC, a Delaware limited liability company ("Tenant").

RECITALS:

A.     Landlord (as successor-in-interest to Original Landlord) and Tenant are parties to that certain Single-Tenant Lease dated as of February 1, 2009 (the "Lease"), pursuant to which Tenant currently leases from Landlord those certain premises containing approximately 50,282 rentable square feet consisting of the entire building commonly known as 22833 La Palma Avenue, Yorba Linda, California (the "Premises"), as more particularly described in the Lease. Landlord has succeeded to all of the rights and interests of Original Landlord as "landlord" under the Lease.

B.     Capitalized terms which are used in this Amendment without definition have the meanings given to them in the Lease.

C.     The current Term (the "Existing Term") of the Lease is scheduled to expire on March 31, 2014. Landlord and Tenant desire to amend the Lease to: (a) adjust the terms of the Lease retroactively as of March 1, 2014, (b) extend the Existing Term and (c) further amend other terms of the Lease as hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.     Extension. The Existing Term, which is currently scheduled to expire on March 31, 2014, is hereby extended to expire on October 31, 2019 (the "New Term Expiration Date"), unless sooner terminated as provided in the Lease, as hereby amended (the "Amended Lease"). The sixty-eight (68) month period commencing as of March 1, 2014 (the "New Term Commencement Date") through and including the New Term Expiration Date shall be referred to herein as the "New Term". No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Amended Lease.

2.     Monthly Rent.

(a)     Existing Term Monthly Rent. Subject to the terms of this Section 2(a) and provided Tenant is not and has not, during the duration of the Existing Term or the New

Term, been in default under the terms of the Amended Lease, Landlord agrees to abate Tenant's obligation to pay Monthly Rent for the months of December 2013 through April 2014, inclusive (the "Abatement Months"). Such amount of abated Monthly Rent in the total amount of $151,850.20 is hereafter referred to as the "Abated Amount". During the Abatement Months, Tenant will still be responsible for the payment of all other monetary obligations under the Amended Lease without reduction or abatement. Tenant acknowledges that any default by Tenant under the Amended Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being difficult and impracticable to ascertain. Therefore, should Tenant at any time during the Existing Term or New Term be in default after having been given notice and opportunity to cure, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the New Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord and any remaining Abated Amount shall no longer be available to Tenant as a rent credit from the date of such default. Tenant acknowledges and agrees that nothing in this Section 2(a) is intended to limit any other remedies available to Landlord at law or in equity (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Amended Lease beyond any applicable notice and cure period. Except as otherwise set forth herein with respect to the Abated Amount, prior to the New Term Commencement Date, Tenant shall continue to pay Monthly Rent for the Premises pursuant to the terms of the Lease.

(b)     New Term Monthly Rent. Commencing as of the New Term Commencement Date and continuing for the duration of the New Term, Tenant shall pay Monthly Rent for the Premises according to the following schedule:

New Term	Monthly Rent
3/1/14 - 2/28/15	$27,655.10
3/1/15 - 2/29/16	$28,484.75
3/1/16 - 2/28/17	$29,339.29
3/1/17 - 2/28/18	$30,219.47
3/1/18 - 2/28/19	$31,126.05
3/1/19 - 10/31/19	$32,059.83

All such Monthly Rent shall be payable by Tenant to Landlord in accordance with the terms of the Amended Lease.

3.     Condition of Premises.

(a)     Allowance. So long as Tenant is not in default under the Amended Lease, commencing as of the mutual execution of this Amendment ("Allowance Availability Date"), Landlord shall make available to Tenant an allowance of up to One Hundred Thousand and No/100ths Dollars ($100,000.00) (the "Allowance") which shall be used by Tenant to pay for costs of completing refurbishments (the "Refurbishment Work") to the Premises subject to Landlord's prior written approval and Tenant's compliance with the terms and conditions of the Lease, including, without limitation, Sections 12 and 13.1 thereof. Landlord shall pay Tenant the lesser of the actual cost of the Refurbishment Work or the Allowance within thirty (30) days after Tenant submits to Landlord copies of any and all contracts, receipts, and lien waivers or releases, evidencing: (a) the costs incurred by Tenant for the Refurbishment Work, (b) the costs which have been paid in full by Tenant, and (c) the absence of any liens from any person or entity performing work and/or providing services and/or supplies in connection with the Refurbishment Work. Notwithstanding the foregoing, if Tenant has not substantially completed the Refurbishment Work and requested payment of the applicable portion of the Allowance by the last day of the twelfth (12th) calendar month following the Allowance Availability Date, Tenant's right and interest in and to the Allowance, and Landlord's obligation to pay the Allowance to Tenant, shall be null and void and of no further force or effect. Except for the Allowance and the Roof Work as provided in Section 3(b) below, Landlord shall not be obligated to refurbish or improve the Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Premises in conjunction with the New Term, and Tenant hereby accepts the Premises in its current "AS-IS" and "WHERE-IS" condition. Tenant further acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the improvements, refurbishments, or alterations therein, if any, or the Property, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant's business.

(b) Roof Work. Landlord shall replace, when Landlord deems necessary, the roof of the Premises, including the roof membrane (the "Roof Work") according to plans and specifications and using materials selected by Landlord at Landlord's sole cost and expense. The Roof Work will be conducted in the Premises while Tenant is in occupancy thereof and paying rent under the Amended Lease. Tenant agrees to cooperate with Landlord and to make the Premises reasonably available to Landlord and its contractors for the performance of the Roof Work. Tenant acknowledges that some interruptions and/or interference with Tenant's business may occur during the course of the Roof Work, but agrees that no interruptions or inconveniences to Tenant or its business suffered as a result of the Roof Work shall constitute an eviction of Tenant from the Premises, whether constructive or otherwise, and Tenant shall in no event be excused from paying the Monthly Rent and/or additional rent that it is scheduled to pay pursuant to the terms of the Amended Lease. Landlord may or may not perform the Roof Work during normal business hours. If Tenant requires that the Roof Work be performed after Tenant's business hours, Tenant shall pay to Landlord the additional costs, if any, to perform the Roof Work after business hours. Landlord and Tenant shall cooperate and cause their respective employees, agents and contractors to cooperate with the other during said period to expedite completion of the Roof Work as well as to minimize any interference with Tenant's business operations in the Premises. Such cooperation by Tenant shall include, without limitation, moving, packing, and/or other temporary relocation of furniture and fixtures within the Premises at Tenant's expense. Landlord shall use commercially reasonable efforts to complete the Roof Work according to the schedule attached hereto as Exhibit "A" (the "Schedule"), subject to extension for any delay beyond the reasonable control of Landlord and/or any Tenant-related delays; provided, however, Tenant acknowledges and agrees that the dates in the Schedule are estimates, and that Landlord shall not be deemed in default under the Amended Lease, nor shall Tenant be entitled to any damages and/or any abatement of rent, if Landlord does not complete the Roof Work according to the Schedule.

4.     Roof Membrane. Notwithstanding the terms of the Lease to the contrary (including Sections 11.1 and 11.2 thereof), during the New Term, Landlord shall repair and replace, as necessary, the roof membrane of the Premises at Landlord's sole cost; provided, however, to the extent any repair and/or replacement is required as a result of any act, neglect, fault or omission of Tenant or any of Tenant's Parties or otherwise made necessary due to Tenant's specific use (as opposed to general occupancy of the Premises) or Tenant's Changes to the Premises, Tenant shall pay to Landlord within thirty (30) days of receipt by Tenant of written demand from Landlord, as additional rent, the costs of such repair and/or replacement, together with a reasonable management fee. Tenant shall continue to be responsible for the maintenance of the roof membrane pursuant to the terms of the Lease.

5.     Capital Items. Notwithstanding the terms of the Lease to the contrary (including Section 11.3 thereof), during the New Term, Landlord shall be responsible for any and all capital repairs or capital replacements to the Premises; provided, however, to the extent such repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or any of Tenant's Parties or otherwise made necessary due to Tenant's specific use (as opposed to general occupancy of the Premises) or Tenant's Changes to the Premises, Tenant shall pay to Landlord within thirty (30) days of receipt by Tenant of written demand from Landlord, as additional rent, the costs of such repairs or replacements, together with a reasonable management fee. Tenant shall continue to maintain, at Tenant's cost, contracts (pre-approved by Landlord, which approval shall not be unreasonably withheld), with respect to the HVAC and HVAC systems in the Premises pursuant to the terms of the Lease. Except as otherwise expressly provided in this Amendment, Landlord and Tenant shall continue to have the maintenance, repair and replacement obligations as provided under the Lease.

6.     Tenant's Changes. Tenant shall be responsible for the cost of any and all upgrades to the Property required by Law (including, without limitation, Americans With Disabilities Act) relating to, or made necessary in connection with, the Roof Work and/or Tenant's Changes.

7.     Options.

(a)     Extension Option.     During the New Term, Tenant shall continue to have the Extension Option described in Section 2.3 of the Lease; provided, however, Section 2.3 is hereby amended as follows: (i) all references to "Term" shall mean and refer to the New Term, (ii) all references to "Lease" shall mean and refer to the Amended Lease, (iii) the Option Term shall be for five (5) years, (iv) Tenant shall exercise its Extension Option, if at all, no later than six (6) months prior to the expiration of the New Term and (v) the Monthly Rent during the Option Term shall be the greater of the Fair Market Rental Rate or 103% of the Monthly Rent applicable during the last month of the New Term. The Extension Option may be exercised only by the original Tenant while occupying and leasing the entire Premises and without having assigned the Amended Lease or sublet any portion of the Premises.

(b)     Termination Option.     Tenant will have the one-time option to terminate and cancel the Amended Lease ("Termination Option"), effective as of 11:59 p.m. on the last day of the forty-third (43rd) full calendar month of the New Term ("Termination Date"), by delivering to Landlord, on or before the date which is six (6) months prior to the Termination Date, written notice of Tenant's exercise of its Termination Option. As a condition to the effectiveness of Tenant's exercise of its Termination Option and in addition to Tenant's obligation to satisfy all other monetary and non-monetary obligations arising under the Amended Lease through to the Termination Date, Tenant shall pay to Landlord the then unamortized value (amortized on a straight line basis over the New Term, with interest thereon at the Interest Rate) of the following (collectively, the "Termination Consideration"): (i) the Allowance and the cost of any leasehold improvements made by Landlord at Landlord's expense for the benefit of Tenant, (ii) the Abated Amount, and (iii) brokerage commissions paid by Landlord in connection with this Amendment. The Termination Consideration shall be due and payable by Tenant to Landlord in two equal installments: one-half (1/2) of the Termination Consideration to be delivered concurrently with Tenant's delivery of notice to Landlord of the exercise of the Termination Option, and the remaining one-half (1/2) of the Termination Consideration to be delivered on the first day of the month preceding the Termination Date (the "Final Payment"). If Tenant properly and timely exercises its Termination Option and properly and timely delivers the Termination Consideration to Landlord as set forth above and satisfies all other monetary and non-monetary obligations under the Amended Lease including, without limitation, the provisions regarding surrender of the Premises, all of which must be accomplished on or before the Termination Date, then the Amended Lease will terminate as of midnight on the Termination Date; provided, however, if Tenant fails to deliver the Final Payment on the first day of the month preceding the Termination Date, Tenant's Termination Option shall be deemed null, void and of no force or effect and the Amended Lease shall continue in full force and effect notwithstanding Tenant's exercise of its Termination Option. The Termination Option is personal to the original Tenant executing this Amendment and may be exercised only by the original Tenant executing this Amendment while occupying and leasing the entire Premises and without having assigned the Amended Lease or sublet any portion of the Premises.

(c) No Further Options.     Tenant acknowledges and agrees that except as expressly provided herein with respect to the Abated Amount, Allowance, the Extension Option and Termination Option referenced in Sections 2(a), 3, 7(a) and 7(b) above, Tenant has no further tenant improvement allowances, rent abatements, other concessions and/or any options, including, without limitation, any option to further extend the New Term or terminate the New Term early, any right of first offer and/or any right of first refusal to lease or purchase. Accordingly, Sections 12.5 (Refurbishment Allowance) and 2.2 (Termination Option) of the Lease are hereby deleted in their entirety and are deemed null, void and of no further force or effect.

8.     California Accessibility Disclosure.     For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges,

that neither the Premises nor the Property have undergone inspection by a Certified Access Specialist (CASp).

9.     Notices.     Landlord's addresses for notices and payment of Rent are hereby amended to provide as follows:

For payment of Rent:

GCCFC 2007-GG9 Diamond Office Limited Partnership
22343 La Palma Avenue, Suite 110
Yorba Linda, CA 92887

For notices:

GCCFC 2007-GG9 Diamond Office Limited Partnership
c/o LNR Partners, LLC
1601 Washington Avenue Suite 700
Miami Beach, FL 33139
Attn: Director of Real Estate

10.     Broker. Landlord and Tenant each represent and warrant to the other that, with the exception of Voit Real Estate Services ("Landlord's Broker"), representing Landlord, and Newmark Grubb Knight Frank ("Tenant's Broker"), representing Tenant, it is not aware of any brokers, agents or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment. If any claims for brokers' or finders' fees in connection with the transactions contemplated by this Amendment arise other than with respect to Landlord's Broker or Tenant's Broker, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant, and Landlord agrees to indemnify, protect, hold harmless and defend Tenant (with counsel reasonably satisfactory to Tenant) if such claims are based upon any statement, representation or agreement made by Landlord.

11.     Representations and Warranties.     Each party to this Amendment represents and warrants to the other party that it has full power and authority to execute this Amendment.

12.     No Other Modification.         The parties agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply.

13. Counterparts.     This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

TENANT:

A.J. OSTER WEST, LLC,
a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Its:	Authorized Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

LANDLORD:

GCCFC 2007-GG9 DIAMOND OFFICE
LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	GCCFC 2007-GG9 DIAMOND OFFICE GP, LLC,
a Delaware limited liability company,
its general partner

By:	LNR Partners California Manager, LLC,
a California limited liability company,
its manager

By:	/s/ Authorized Signatory
Name:	Authorized Signatory
Its:	Authorized Officer

EXHIBIT "A"

SCHEDULE OF ROOF WORK

1. Estimated completion of bidding, contract generation, project submittals and pre-construction conference. The following timeframes start from the onsite Pre-Bid Meeting date (as to each component of the Roof Work):

A. Invitation to Bid notification/ schedule Pre-Bid Meeting	14 days after Pre Bid Meeting.
B. Bidding timeframes (contractors to submit bids)	14 days after Item 1.A.
C. Owner Review I Project Contract generation and execution	14 days after Item 1.B.
D. Schedule Pre-Construction meeting	14 days after Item 1.C.
E. Start work onsite	10 days after Item 1.D.

2. Substantial completion of all specified work items (per section)	45 days after Item l .E.

3. Punch list completion and project close-out	14 days after Item 2.